Exhibit 99.1

TRANSCEPT PHARMACEUTICALS REPORTS

THIRD QUARTER 2010 FINANCIAL RESULTS

Conference call scheduled for 5:00 PM Eastern time today

Point Richmond, Calif., November 11, 2010 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and nine months ended September 30, 2010.

“The resubmission of the Intermezzo® New Drug Application remains on schedule for the first quarter of 2011,” said Glenn A. Oclassen, President and Chief Executive Officer of Transcept. “We are encouraged by the recently announced results of our Intermezzo® highway driving study as they reinforce our view that Intermezzo® has the potential to be the first prescription sleep aid for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. We expect the resubmission will be subject to a six-month review by the U.S. Food and Drug Administration.”

Transcept reported cash, cash equivalents and marketable securities of $74.2 million at September 30, 2010, which the company believes will be sufficient to resubmit the Intermezzo® NDA and to complete its planned Phase 2 study of TO-2061 in treatment resistant obsessive compulsive disorder.

Three months ended September 30, 2010 financial results

Transcept recorded $3.1 million and $2.1 million of revenue for the three-month periods ended September 30, 2010 and September 30, 2009, respectively, related to recognition of a portion of the $25 million non-refundable license fee received from Purdue Pharmaceutical Products L.P. (Purdue) in connection with the collaboration agreement for commercialization of Intermezzo® in the United States. Transcept is recognizing the $25 million license fee over a 24-month period that commenced in August 2009.

Research and development expense for the quarter ended September 30, 2010 was approximately $2.9 million, compared to approximately $2.1 million for the same period in 2009. The increase of $0.8 million is primarily attributable to clinical expense associated with the Intermezzo® highway driving study as well as pharmacokinetic studies for TO-2061, partially offset by payroll related savings due to the reduction in force implemented in the third and fourth quarters of 2009. Research and development expense included non-cash stock compensation expense of approximately $119,000 for the quarter ended September 30, 2010 and approximately $234,000 for the quarter ended September 30, 2009.

General and administrative expense for the quarter ended September 30, 2010 was approximately $3.0 million, compared to approximately $3.8 million for the same period in 2009. The decrease of $0.8 million consists of payroll related savings due to the reduction in force implemented in the third and fourth quarters of 2009 and reductions in legal, professional and consulting fees. Professional fees in 2009 included a higher level of expense associated with the execution of our collaboration agreement with Purdue. These decreases were partially offset by increased market research expenses undertaken to accompany our NDA resubmission package. General and administrative expense included non-cash stock compensation expense of approximately $370,000 for the quarter ended September 30, 2010, compared to approximately $299,000 for the quarter ended September 30, 2009.

Net loss for the quarter ended September 30, 2010 was approximately $2.8 million, or $0.21 per share (basic and diluted), compared to a net loss of approximately $3.8 million, or $0.29 per share (basic and diluted), for the quarter ended September 30, 2009. The weighted average shares used to calculate basic and diluted net loss per share were 13,425,835 and 13,174,807 for the quarters ended September 30, 2010 and September 30, 2009, respectively. At September 30, 2010, there were 13,434,247 common shares outstanding and 2,516,863 common shares underlying outstanding options and warrants and outstanding common shares subject to repurchase.

Nine months ended September 30, 2010 financial results

Revenue for the nine months ended September 30, 2010 was $9.4 million compared to $2.1 million for the comparable period in 2009. Revenue in each period was related to ongoing amortization of the $25 million non-refundable license fee received from Purdue in connection with the signing of our collaboration agreement in July 2009. The revenue recognition period commenced in August 2009, and therefore revenue for the nine months ended September 30, 2009 included only two months of revenue recognition.

Research and development expense for the nine months ended September 30, 2010 was approximately $7.7 million, compared to approximately $6.6 million for the same period in 2009. The $1.1 million increase was primarily attributable to expenses associated with the Intermezzo® development program, such as packaging design changes, the manufacture of clinical materials for the highway driving study, and trial costs for the highway driving study, as well as costs associated with pharmacokinetic studies for the TO-2061 program. These cost increases were partially offset by payroll related savings from the reduction in force implemented in the third and fourth quarters of 2009. Research and development expense included non-cash stock compensation expense of approximately $324,000 for the nine months ended September 30, 2010 and approximately $391,000 for the nine months ended September 30, 2009.

General and administrative expense for the nine months ended September 30, 2010 was approximately $8.4 million, compared to approximately $13.1 million for the same period in 2009. The $4.7 million reduction is primarily attributable to reduced legal and other professional fees as we transitioned more of these functions in-house in 2010, payroll related savings due to the reduction in force implemented in the third and fourth quarters of 2009, reduced marketing related expense as Purdue assumed marketing preparation responsibilities for Intermezzo® during the third quarter of 2009 in accordance with our collaboration agreement, and a decrease in operational expenses associated with additional office space that was sublet during the second quarter of 2009. General and administrative expense included non-cash stock compensation expense of approximately $1,079,000 for the nine months ended September 30, 2010, compared to approximately $693,000 for the nine months ended September 30, 2009.

Year-to-date merger-related transaction costs of approximately $2.2 million were expensed during the first quarter of 2009.

Net loss for the nine months ended September 30, 2010 was approximately $6.7 million, or $0.50 per share (basic and diluted), compared to a net loss of approximately $19.5 million, or $1.65 per share (basic and diluted), for the nine months ended September 30, 2009. The weighted average shares used to calculate net loss per share were 13,400,134 and 11,764,652, respectively, for the nine months ended September 30, 2010 and 2009.

Cash, cash equivalents and marketable securities totaled $74.2 million at September 30, 2010.

Conference call and webcast information

Transcept will host a conference call and webcast on Thursday, November 11, 2010, at 5:00 p.m. EST to discuss third quarter 2010 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on December 17, 2010. A playback of the call will be available through November 19, 2010, by dialing 800-642-1687 (U.S.) or 706-645-9291 (International), replay passcode: 22330914.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA. Transcept plans to resubmit the Intermezzo® NDA in the first quarter of 2011, and anticipates a six-month review by the FDA. Transcept and Purdue Pharmaceutical Products L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. Transcept is also developing TO-2061, an ultra low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with SSRIs. Transcept plans to begin a Phase 2 study of TO-2061 in 2011. For further information, please visit the Transcept website at: www.transcept.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the following: data from the Intermezzo® highway driving study being supportive of FDA approval of the Intermezzo® NDA; the potential for Intermezzo® to be the first prescription sleep aid for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep; timing estimates to resubmit the Intermezzo® NDA and complete regulatory review with the FDA; plans and timing estimates to begin a Phase 2, double-blind, placebo-controlled study of TO-2061 in 2011; and the sufficiency of Transcept cash resources to address the anticipated issues relating to the resubmission of the Intermezzo® NDA and to complete the planned placebo-controlled study of TO-2061. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the following: new information arising out of clinical trial results and FDA interpretation of our study results; the competitive landscape for Intermezzo®; dependence on third parties to manufacture supply of product candidates for current and planned studies and conduct such studies; the outcomes from planned Phase 1 studies of TO-2061; the FDA’s view of the sufficiency of the anticipated content of the planned Intermezzo® NDA resubmission to support FDA review and approval; unforeseen expenses or delays related to our plans to support FDA approval of Intermezzo®, the development of TO-2061, and the business of Transcept generally; and the ability of Transcept to obtain additional funding, if needed, to support its business activities. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue:
License fee revenue	$3,125	$2,083	$9,375	$2,083

Operating expense:
Research and development	2,885	2,136	7,652	6,608
General and administrative	2,984	3,839	8,357	13,072
Merger related transaction costs	—	—	—	2,224

Total operating expense	5,869	5,975	16,009	21,904

Loss from operations	(2,744)	(3,892)	(6,634)	(19,821)
Interest and other income (expense), net	(23)	87	(36)	365

Net loss	$(2,767)	$(3,805)	$(6,670)	$(19,456)

Basic and diluted net loss per share	$(0.21)	$(0.29)	$(0.50)	$(1.65)

Weighted average shares outstanding	13,426	13,175	13,400	11,765

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,727	$17,031
Marketable securities	61,482	71,871
Other current assets	1,564	1,476

Total current assets	75,773	90,378
Property and equipment, net	712	1,052
Goodwill	2,962	2,962
Other assets	826	826

Total assets	$80,273	$95,218

Liabilities and stockholders' equity
Current liabilities:
Deferred revenue, current portion	$10,417	$12,500
Other current liabilities	3,500	3,585

Total current liabilities	13,917	16,085
Deferred revenue, non-current portion	—	7,292
Other non-current liabilities	436	770

Total liabilities	14,353	24,147
Stockholders' equity:
Common stock and additional paid-in capital	159,488	157,943
Accumulated deficit	(93,581)	(86,911)
Accumulated other comprehensive income	13	39

Total stockholders' equity	65,920	71,071

Total liabilities and stockholders' equity	$80,273	$95,218

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com